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                               EXHIBIT 99.1

                            PYRAMID OIL COMPANY

                          CERTIFICATE OF AMENDMENT

                                    OF

                          ARTICLES OF INCORPORATION


     JOHN H. ALEXANDER and LEE G. CHRISTIANSON certify that:

     1.     They are the president and secretary, respectively, of PYRAMID OIL

COMPANY, a California corporation.

     2.     ARTICLE SIXTH of the Articles of Incorporation of this corporation is amended as follows:

            SIXTH: This corporation is authorized to issue two classes of stock, with no par value, designated Common Stock and Preferred Stock. The total number of shares that this corporation is authorized to issue is 60,000,000. The number of shares of Common Stock that this corporation is authorized to issue is 50,000,000, and the number of shares of Preferred Stock that this corporation is authorized to issue is 10,000,000. The holders of the Common Stock or Preferred Stock shall have no preemptive rights to subscribe for or purchase any shares of any class of stock of this corporation, whether now or hereafter authorized. The Board of Directors of this corporation is authorized to: (i) determine the number of series into which shares of Preferred Stock may be divided; (ii) determine or alter the designations, rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any unissued Preferred Stock or any wholly unissued series of Preferred Stock or any holders thereof; and (iii) fix the number of shares of each such series and increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

     3.     The foregoing amendment to the Articles of Incorporation has been approved by the Board of Directors of this corporation.

     4.     The foregoing amendment to the Articles of Incorporation has been duly approved by the required vote of the Shareholders in accordance with

Section 902 of the Corporations Code.  The total number of outstanding shares

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of the corporation was 2,494,430 shares of common stock entitled to vote.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50%.


          The Undersigned declare under penalty of perjury that the matters set forth in the foregoing Certificate are true of their own knowledge.


          Executed at Bakersfield, California on August 11, 2008.



                                           /s/ JOHN H. ALEXANDER
                                           ---------------------
                                           John H. Alexander
                                           President


                                           /s/LEE G. CHRISTIANSON
                                           ----------------------
                                           Lee G. Christianson
                                           Secretary